Exhibit 10.12

LOAN AGREEMENT

between

THE DIRECTOR OF DEVELOPMENT

OF THE STATE OF OHIO

and

QUATECH, INC.

Dated

as of

January 27, 2006

TABLE OF CONTENTS

(The Table of Contents is not a part of this Agreement

and is only for convenience of reference.)

Exhibit A - FORM OF NOTE

Exhibit B - FORM OF DISBURSEMENT REQUEST

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of January 27, 2006 by and between the Director of Development (the “Director”) of the State of Ohio (the “State”), acting on behalf of the State, and QuaTech, Inc., an Ohio corporation (the “Company”), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):

A. Pursuant to the Act, the Director is authorized, among other things, to make loans to assist in the financing of an Eligible Innovation Project.

B. The Company has requested that the Director provide the financial assistance for the Project hereinafter described.

C. The Director has determined that the Project constitutes an Eligible Innovation Project and that the financial assistance to be provided pursuant to this Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.

D. The financial assistance to be provided pursuant to this Agreement has been reviewed and approved by the Development Financing Advisory Council and the Controlling Board, pursuant to the Act.

NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Company agree as follows:

ARTICLE I

Definitions

Section 1.1. Use of Defined Terms. In addition to the words and terms elsewhere defined in this Agreement or by reference to the Security Documents or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings therein set forth unless the context or use expressly indicates different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.

Section 1.2. Definitions. As used herein:

“Act” means Chapter 166, Ohio Revised Code, as from time to time enacted and amended.

“Agreement” means this Loan Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Allowable Innovation Costs” means “allowable innovation costs” of the Project within the meaning of the Act.

“Application” means the Application of the Company submitted to the Director requesting assistance under the Act.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“City” means the city of Hudson, Ohio.

“Closing Date” means January 27, 2006, the date of execution and delivery of the Loan Documents.

“Collateral” shall have the same meaning as defined in the Security Agreement.

“Commitment” means the Commitment Letter between the Director and the Company dated October 4, 2005.

“Completion Date” means the date of completion of the Project, as certified by the Company pursuant to Section 3.5 hereof.

“Controlling Board” means the Controlling Board of the State.

“Corrective Work” means all activities of removal, response, investigation, testing, analysis, remediation (including, but not limited to disposal of Hazardous Substances) taken pursuant to Environmental Requirements (i) to prevent, abate, or correct a Release or threatened Release of Hazardous Substances at, about, affecting, or affected by the Project or the Project Site or (ii) to comply with any and all Environmental Requirements applicable to the Project or the Project Site or areas at, about, affecting, or affected by the Project or the Project Site.

“Development Financing Advisory Council” means the Development Financing Advisory Council of the State.

“Disbursement Date” means each date proceeds of the Loan are disbursed to, or for the benefit of, the Company in accordance with the terms of this Agreement; the final Disbursement Date shall not be later than April 30, 2006; and there shall not be more than three Disbursement Dates.

“Disbursement Request” means each Disbursement Request in the form of Exhibit B attached hereto.

“Eligible Innovation Project” means an “eligible innovation project” within the meaning of the Act and, with respect to the Loan, means the Project.

“Environmental Activity” means any actual or threatened storage, holding, existence, Release, emission, discharge, transportation or disposal of any Hazardous Substance from, under, into or on the Project Site or otherwise relating to the Project Site or any Use of the Project Site which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statue, law, ordinance or regulation which may relate to or deal with human health or the environment. References to sections or titles of any Environmental Law shall be construed to also refer to successor sections or titles.

“Environmental Requirements” means all present and future laws, including but not limited to Environmental Laws, authorizations, judgments, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, together with all rules and regulations thereunder, as amended, reformed or otherwise modified from time to time. References to sections or titles of ERISA shall be construed to also refer to successor sections or titles.

“Escrow Agreement” means the “Escrow Agreement” as defined in the License Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time, and being in form and substance satisfactory to the Director.

“Event of Default” means any of the events described as an event of default in Section 5.1 hereof.

“Governing Instruments” means the articles of incorporation and code of regulations of the Company.

“Governmental Authority” means, collectively, the United States of America, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project and/or the Project Site.

“Hazardous Substances” means:

(a)	any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder;

(b)	any “solid waste”, “hazardous waste”, “infectious waste”, “pollutant”, or “hazardous air pollutant”, as such terms are defined in any Environmental Law at such time;

(c)	asbestos, urea-formaldehyde, polychlorinated biphenyls, source, special nuclear or by-product material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, material or substances listed or identified in, or regulated by, any Environmental Law; and

(d)	any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Intercreditor Agreement” means, as the context requires, (i) the Unconditional and Continuing Subordination among the Company, the Director and the Senior Lender, dated as of January 27, 2006, and (ii) the Intercreditor Agreement among the Company, the Director and the Subordinate Lender, dated as of January 27, 2006, as each may be amended, modified, supplemented, restated or replaced from time to time.

“License” means the exclusive, sublicensable, worldwide, perpetual right and license to the Technology to develop, make, have made, offer for sale, sell and cerate derivative works of the Products and the Technology granted by Licensor to the Company pursuant to the License Agreement.

“License Agreement” means the License Agreement dated August 5, 2005 by and among the Licensor, the Company and Development Capital Ventures LP, a Delaware limited partnership (“DCV”), as amended by a First Amendment to License Agreement dated October 20, 2005 among the Licensor, the Company and DCV.

“Licensor” means DPAC Technologies Corp., a California corporation, and its successors and assigns.

“Licensor Consent” means the Licensor Consent among the Licensor, the Director and the Company, dated as of January 27, 2006.

“Loan” means the loan by the Director to the Company in the total sum of the Loan Amount, to be disbursed pursuant to the terms hereof.

“Loan Amount” means the lesser of (i) $2,500,000 and (ii) 75% of the Allowable Innovation Costs of the Project, as determined by the Director in the Director’s sole discretion pursuant to this Agreement.

“Loan Approval Documents” means, with respect to the Loan, the Recommendation of the Director to the Development Financing Advisory Council dated July 25, 2005, the Resolution

“Loan Approval Documents” means, with respect to the Loan, the Recommendation of the Director to the Development Financing Advisory Council dated July 25, 2005, the Resolution of the Development Financing Advisory Council dated July 25, 2005, the Approval of the Controlling Board dated August 29, 2005, and the Commitment.

“Loan Documents” means all documents, instruments and agreements delivered to or required by the Director to evidence or secure the Loan, including this Agreement, as required by the Commitment and this Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Loss” is defined in Section 3.8(c)(vii) hereof.

“Market Conditions” means those conditions determined by the Director, with advice from the Federal Reserve Bank of Cleveland. The Director shall consider the following:

(i)	two consecutive quarters of decline in the relevant industry and marketplace in the State as a whole, or when possible by relevant manufacturing sector. Employment figures will be those reported by the Department of Job and Family Services of the State;

(ii)	a decline, as a whole or by relevant sector, in 12 of the last 36 months as detailed in the Federal Reserve’s National Industrial Production Index; and

(iii)	a decline within the relevant sector of Standard & Poor’s “Industrial Outlook”.

“Merger Agreement” means the Agreement and Plan of Reorganization dated April 26, 2005 by and between the Company and the Licensor, as amended by (i) a First Amendment to Agreement and Plan of Reorganization dated August 5, 2005, (ii) a Second Amendment to Agreement and Plan of Reorganization dated October 20, 2005, and (iii) a Third Amendment to Agreement and Plan of Reorganization dated December 12,2005, whereby the Licensor would acquire the Company by merger, with the shareholders of the Company obtaining a controlling interest in the Licensor.

“Note” means the promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Company to repay the Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Notice Address” means:

(a)	As to the Director:	Ohio Department of Development
Attn: Loan Servicing
77 South High Street, 28th Floor
P.O. Box 1001
Columbus, OH 43216-1001

(b)	As to the Company:	QuaTech, Inc.
Attn: President and Chief Executive Officer
5675 Hudson Industrial Parkway
Hudson, OH 44236-5012

or such additional or different address, notice of which is given under Section 6.2 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant Subtitle A of Title IV of ERISA.

“Plan” means any employee benefit plan or other plan maintained for employees which is covered by Title I of ERISA.

“Plans and Specifications” means the plans and specifications or other appropriate documents describing the Project prepared by or at the direction of the Company.

“Products” shall have same meaning as defined in the License Agreement.

“Prohibited Transaction” means a transaction described in Section 406 of ERISA which is not subject of an exemption pursuant to Section 408 of ERISA.

“Project” means the (i) acquisition of wireless connectivity technology developed by Licensor pursuant to the License granted pursuant to the License Agreement, which will enable the Company to enter the machine-to-machine (M2M) wireless connectivity market, and (ii) payment of technology acquisition costs in connection therewith, costs of which can and will be capitalized in accordance with generally accepted account principles, together constituting an Eligible Innovation Project.

“Project Purposes” means Provision of the Project and the operation of the Company’s business in connection therewith.

“Project Site” means the Company’s place of business located at 5675 Hudson Industrial Parkway, Hudson, Ohio 44236-5012.

“Provision” means, as applicable, the acquiring, constructing, reconstructing, rehabilitating, renovating, enlarging, installing, improving, equipping or furnishing of the Project.

“Release” means spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping of any Hazardous Substance into the environment.

“Reportable Event” shall have the meaning given such term in Section 4043(b) of ERISA.

“Required Contribution” means $850,000 to be provided by the Company in cash to pay a portion of the Allowable Innovation Costs of the Project.

“Security Agreement” means the Security Agreement between the Director and the Company, of even date herewith, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Security Documents” means, collectively, the Security Agreement and the UCC Financing Statement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Senior Lender” means National City Bank.

“Senior Lender Loan” means the loans in the aggregate maximum principal amount of $3,500,000 by the Senior Lender to the Company pursuant to the Senior Lender Loan Documents.

“Senior Lender Loan Documents” means all documents, instruments and agreements evidencing or securing the Senior Lender Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time with the prior written consent of the Director.

“State” means the State of Ohio.

“Subordinate Lender” means The Hill Street Fund, L.P. a Delaware limited partnership.

“Subordinate Lender Loan” means, collectively, the loans in the maximum principal amount of $1,700,000 by the Subordinate Lender to the Company pursuant to the Subordinate Lender Loan Documents.

“Subordinate Lender Loan Documents” means all documents, instruments and agreements evidencing or securing the Subordinate Lender Loan, as the same may be amended, modified, supplemented, restated or replaced from time to time with the prior written consent of the Director.

“Technology” shall have same meaning as defined in the License Agreement.

“UCC Financing Statement” means a financing statement under Article 9 of the Ohio Uniform Commercial Code providing notice of the Director’s security interest in the Collateral.

“Use” means the use, ownership, development, construction, renovation, maintenance, management, operation or occupancy of real property, including the Project Site.

Section 1.3. Certain Words and References. Any reference herein to the Director shall include those succeeding to the Director’s functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. References to sections or provisions of the Constitution of the State or to the Act or to sections, provisions, chapters or titles of the Ohio Revised Code or the United States Code shall be construed to also refer to successor sections, provisions, chapters or titles.

The terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Agreement; and the term “heretofore” means before, and the term “hereafter” means after, the Closing Date. Words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.

ARTICLE II

Determinations and Representations

Section 2.1. Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the Company, the Director has heretofore made certain determinations, as set forth in the Loan Approval Documents, which are hereby confirmed, and the Director hereby determines that the financial assistance to be provided by the State pursuant to this Agreement will conform to the requirements of the Act, including Sections 166.12 to 166.16 thereof, and will further and implement the purposes of the Act by creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

Section 2.2. Representations and Warranties of the Company. The Company hereby represents and warrants that:

(a)	It is a corporation for profit duly incorporated, organized validly existing and in good standing under the laws of the State, and has all requisite power to conduct its business as now conducted and to own, hold and lease its assets and properties.

(b)	It has full power and authority to execute, deliver and perform the Loan Documents and to enter into and carry out the transactions contemplated thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Company or the Governing Instruments of the Company and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Company is a party or by which it or any of its property or assets is or may be bound. The Loan Documents have, by proper action, been duly authorized, executed and delivered and constitute legal, valid and binding obligations of the Company.

(c)	The provision of financial assistance pursuant to the Loan Approval Documents and this Agreement induced the Company to provide the Project, thereby creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

(d)	The Provision of the Project will be completed and the Project and the Company’s business will be operated and maintained in such manner as to conform with all applicable

Environmental Laws and zoning, planning, building and other applicable governmental regulations imposed by any Governmental Authority and as to be consistent with the purposes of the Act.

(e)	It presently intends that the Project will be used and operated in a manner consistent with the Project Purposes until the date on which the Loan has been fully repaid, and the Company knows of no reason why the Project will not be so operated.

(f)	There are no actions, suits or proceedings pending or threatened against or affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or adversely affect the financial condition of the Company.

(g)	It is not in default under any of the Loan Documents or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

(h)	The Project Site is zoned by the City under a zoning ordinance which permits the Provision of the Project thereon in accordance with the Plans and Specifications and the operation of the Company’s business; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways shall be available or will be provided to the Project Site in sufficient locations and capacities to meet the requirements of operating the Project and the Company’s business and of any applicable Governmental Authority.

(i)	It has made no contract or arrangement of any kind, other than the Loan Documents the Senior Lender Loan Documents and the Subordinate Lender Loan Documents, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on the Project or other collateral covered by the Loan Documents.

(j)	No representation or warranty of the Company contained in any of the Loan Approval Documents or the Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director or the Lender by or on behalf of the Company (including, without limitation, the Application) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(k)

The financial statements of the Company heretofore delivered to the Director are true and correct, in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition and the results of operation of the Company as of the dates thereof. No materially adverse change has occurred in the financial condition of the Company reflected therein since the respective dates thereof.

(l)	All proceeds of the Loan shall be used for the payment of Allowable Innovation Costs relating to Provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Company or any member, owner, manager, partner, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type.

(m)	It is (or upon the acquisition of the Project, will be) the owner of the Project, subject in all cases to no lien, charge, easement, condition, restriction or encumbrance except as created by the Loan Documents, or shown as Permitted Encumbrances under the Security Documents.

(n) (i)	It is and has been at all times in compliance with all applicable Environmental Requirements relating to the Project Site and the Use of the Project Site and the Company has not engaged in any Environmental Activity in violation of any applicable Environmental Requirements, nor has any Environmental Activity otherwise occurred, in violation of any applicable Environmental Requirements.

(ii)	No investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or Governmental Authority are pending or threatened in connection with any Environmental Activity or alleged Environmental Activity conducted upon the Project Site.

(iii)	No claims at any time have been made or threatened against the Company or the Project Site relating to damage, contribution, cost recovery, compensation, penalty, loss or injury resulting from any Environmental Activity or Hazardous Substance.

(iv)	It has no liability, absolute or contingent, in connection with any Environmental Activity.

(v)	No Hazardous Substances have been integrated into the Project Site or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health.

(vi)	To the Company’s knowledge, no occurrence or condition on any real property adjoining the Project Site exists which could cause the Project Site or any part thereof to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirement.

(vii)	It has not engaged in any Environmental Activity and no Environmental Activity has otherwise occurred, and no notice, order, directive, complaint or other written communication has been made or issued by a governmental agency or other person alleging the occurrence of Environmental Activity in, on or about the Project Site in violation of any Environmental Requirements.

(viii)	None of the Project Site has been used for the disposal of Hazardous Substances.

(ix)	None of its business operations conducted on the Project Site have contaminated lands, waters or other property of others with Hazardous Substances.

(x)	No underground or above ground storage tank (regardless of contents) is now located on, at or beneath the Project Site.

(xi)	The Project Site is not subject to any claim which might give rise to a lien in favor of any Governmental Authority as a result of any Release or threatened Release of any Hazardous Substance or Environmental Activity.

(o)	It shall provide the Required Contribution by the Completion Date in accordance with the terms hereof.

(p)	The License is fully assignable and otherwise transferable by Company with the consent or approval of the licensor thereof; and pursuant to the Licensor Consent, (i) the Company has the full right and power to grant to the Director a security interest therein pursuant to the Security Agreement, and (ii) in connection with any enforcement by the Director of its security interest in the License, the Director shall have all rights and remedies of a secured lender, including the right to foreclose upon and sell the Company’s interests in the License.

ARTICLE III

Loan; Provision of Project; Conditions to Disbursement

Section 3.1. Loan and Repayment. (a) On the terms and conditions of this Agreement and the Commitment, the Director shall lend to the Company the Loan Amount to assist in the financing of the Project. The Loan shall be evidenced by this Agreement and the Note and secured by the Security Documents and the other Loan Documents, as applicable. Those instruments shall be executed and delivered by the Company to the Director on the Closing Date.

(b) The terms of repayment of the Loan shall be as set forth in the Note and the Company shall make all payments required to be made under the Note as and when due.

(c) In addition to all payments required under the Note, the Company shall also pay a loan participation fee to the Director equal to 10% of the amount of the Loan actually funded, payable at the maturity of the Loan, whether at scheduled maturity, by acceleration or otherwise; provided, however, if the Loan is prepaid prior to the maturity of the term of the Loan, the loan participation fee shall be paid to the Director at the time of such prepayment.

(d) The Loan shall be disbursed only from, and only to the extent that on each Disbursement Date funds not heretofore committed are available to make the Loan from moneys in, the “Innovation Ohio Loan Fund” created by the Act and as defined in the Act.

(e) The proceeds of the Loan shall be available for disbursement until the final Disbursement Date or such later date as may be agreed to in writing by the Director and the Company in accordance with Section 3.7, and thereafter, the Director shall have no obligation to make or approve any further disbursements of the proceeds of the Loan.

(f) The conditions precedent that must be satisfied before any disbursement of proceeds of the Loan are set forth in Section 3.6. The Company shall be entitled to request disbursements of the proceeds of the Loan not more frequently than twice in any 30 day period. In connection with each proposed disbursement of proceeds of the Loan in accordance with the requirements set forth in Section 3.6, the Company shall provide to the Director a Disbursement Request setting forth in reasonable detail the Allowable Innovation Costs of the Project to be paid with the proceeds of the disbursement. The Director shall promptly review each Disbursement Request and then return a copy of the Disbursement Request to the Company showing whether or not such Disbursement Request has been approved. The Director shall use its best efforts to respond to each Disbursement Request within seven Business Days after receipt of the Disbursement Request. If any Disbursement Request is not approved, such return copy shall state the reasons for such non-approval and the Company shall have the opportunity to submit a revised Disbursement Request. If the Disbursement Request is approved, the Director shall cause disbursement of such requested and approved amount of the proceeds of the Loan to, or at the direction of, the Company as set forth in the Disbursement Request. The Company acknowledges that such disbursement process make take up to several weeks to be completed with respect to each disbursement of proceeds of the Loan.

(g) Each payment of Allowable Innovation Costs of the Project shall funded 75% with proceeds of the Loan and 25% with the Required Contribution.

Section 3.2. Provision of Project. The Company (a) has commenced or shall promptly hereafter commence the Provision of the Project; (b) shall pay all expenses incurred in such Provision from funds made available therefor in accordance with this Agreement, the Required Contribution or otherwise; and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto. The Company confirms its agreement in the Commitment that, to the extent applicable, all wages paid to laborers and mechanics employed on the Provision of the Project shall be paid at not less than the prevailing rates of wages for laborers and mechanics for the class of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter

4115, Ohio Revised Code, for determination of prevailing wage rates; provided that if the Company undertakes, as part of the Project, work to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the Commitment, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees.

Section 3.3. Plans and Specifications; Inspections. At the Director’s option, the Director may designate an employee or officer of the State or may retain, at the Company’s expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections of the Project as Provision of the Project progresses or reviewing any construction contracts and payment or performance bonds or other forms of assurance of completion of the Project. Such inspections, reviews or approvals shall not impose any responsibility or liability of any nature upon the Director, the State or officers, employees, agents, representatives or designees of the Director or the State, or, without limitation, make or cause to be made any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project and the Project Site. The Company shall, at the request of the Director, make periodic reports (including, if required, submission of updated certifications regarding the Allowable Innovation Costs of the Project) to the Director concerning the status of completion and the expenditures for costs in respect thereof.

The Company may revise the Plans and Specifications from time to time; provided that no revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act; (b) without obtaining, to the extent required by law, the approval of any applicable Governmental Authority; and (c) without the prior written approval of the Director if such revision would change the amounts set forth in the most recently furnished certification regarding the Allowable Innovation Costs of the Project. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director.

Section 3.4. Company Required to Pay Costs in Event Proceeds Insufficient. In the event that the proceeds of the Loan and the Required Contribution are not sufficient to pay all costs of the Project, the Company shall, nonetheless and irrespective of the cause of such deficiency, complete the Project in accordance with the Plans and Specifications and pay all costs of such completion in full from its own funds.

Section 3.5. Completion Date. The Completion Date shall occur not later than April 30,2006 and shall be evidenced to the Director by a certificate of the Company stating (a) the Completion Date, (b) that all licenses, permits and approvals for the Project required by any Governmental Authority have been procured and/or obtained, (c) that all improvements and additions reflected in the Plans and Specifications have been made and the Provision of the Project has been completed, (d) that all costs of providing the Project have been paid, and (e) the date as of which operation of the Project shall commence.

Section 3.6. Conditions to Disbursement.

(a) Initial Disbursement of Loan Proceeds. Prior to the Director authorizing the initial disbursement of any proceeds of the Loan pursuant to the terms of this Agreement, the License shall be in form and substance satisfactory to the Director and the Director shall have received the following:

(i)	the executed Note;

(ii)	evidence of the liability and property insurance required by the Security Documents (on ACORD form 27);

(iii)	determination of prevailing wage by the Wage and Hour Bureau of the Department of Commerce of the State, if applicable;

(iv)	the duly executed Security Documents, Intercreditor Agreement, Licensor Consent and all other Loan Documents;

(v)	the Company’s Certificate of Corporate Good Standing issued by the Secretary of State of the State, dated within 10 days of the date of this Agreement;

(vi)	certified copy of the resolutions of the board of directors of the Company authorizing execution, delivery and performance of all Loan Documents;

(vii)	the UCC Financing Statement to evidence and perfect the security interests created by the Security Documents;

(viii)	certificate of incumbency as to the Company;

(ix)	copies, certified by the Company to be true, correct and complete, of the Governing Instruments of the Company;

(x)	an opinion of the Company’s legal counsel which sets forth substantially the following:

(A)	that the Company is a corporation duly incorporated, organized and validly existing under the laws of, and in good standing with, the State;

(B)	that the Company has full power and authority to own its properties and conduct its business;

(C)	that the execution and delivery of the Loan Documents by the Company, and the performance of its obligations thereunder, do not conflict with the Governing Instruments of the Company;

(D)	that the Loan Documents have been duly authorized, executed and delivered by the Company and are valid and binding instruments, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws or equitable principles affecting the enforcement of creditor’s rights generally;

(E)	that the execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder neither is prohibited by, nor subjects the Company to a fine, penalty or other similar sanction under, any statute or regulation of any Governmental Authority;

(F)	that there are no actions, suits or proceedings, at law or in equity, or before or by any court, public board or body, pending or, to the knowledge of counsel, threatened affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or would materially adversely affect the financial condition of the Company;

(G)	that the execution of the Loan Documents and consummation of the transactions contemplated in this Agreement will not result in a breach or violation or default under any judgment, decree, loan, mortgage, agreement, indenture or other instrument applicable to the Company;

(xi)	copies of all licenses and permits required by any Governmental Authority in connection with the Project and the operation thereof;

(xii)	evidence satisfactory to the Director that the Project Site is not located in a an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or if the Project Site is located in such an area, that appropriate flood insurance or other satisfactory measures have been taken to protect the Project Site and the Project from flood damage;

(xiii)	a copy of the Plans and Specifications, if requested by the Director;

(xiv)	UCC security interest, judgment and tax lien searches regarding the Company from all appropriate jurisdictions;

(xv)	landlord waiver agreement regarding the Project Site;

(xvi)	certified list of all contractors and subcontractors (names and addresses) who worked on the Project, if applicable;

(xvii)	copy of the Senior Loan Documents and the Subordinate Lender Loan Documents;

(xviii)	copy of the fully executed Escrow Agreement; and

(xix)	such other certifications, documents or opinions as the Director may reasonably request.

(b) Each Disbursement of Loan Proceeds. Subject to the other terms hereof, the disbursement of proceeds of the Loan shall be made on each Disbursement Date, provided the affirmations set forth in subsection (d) below are true, accurate and complete and the Director shall have received the following on or before each such Disbursement Date:

(i)	a Disbursement Request, duly completed and executed by the Company, indicating the nature of each Allowable Innovation Cost incurred and the amount thereof;

(ii)	a written status report by the Company with respect to the Provision of the Project;

(iii)	evidence of the payment of the Required Contribution;

(iv)	such other certifications, documents or opinions as the Director may reasonably request; and

(v)	in connection with the final Disbursement Date, the following additional items:

(1)	the items required by Section 3.5 hereof;

(2)	if applicable, certificate of compliance issued by the Wage and Hour Bureau of the Department of Commerce of the State, certifying as to full compliance with Chapter 4115, Ohio Revised Code; and

(3)	list of all contractors and subcontractors (names and addresses) who worked on the Project, if applicable.

(c) If the items described in subsection 3.6(b) received by the Director are deemed by it to be satisfactory in form, substance and execution and if the Director shall have approved the disbursement of proceeds of the Loan as set forth in the Disbursement Request, the Director shall cause proceeds of the Loan to be disbursed as set forth in Section 3.1.

(d) Each Disbursement Request shall be deemed an affirmation by the Company that (i) the undisbursed portion of the Loan, after the requested disbursement, together with the undisbursed portion of the Required Contribution, will be sufficient to complete the Project, (ii) the portion of the Project which is described in the Disbursement Request has been delivered and accepted by the Company, (iii) the representations and warranties of Company set forth in Loan Documents remain true and correct as of the date of the disbursement of proceeds of the Loan in accordance with such Disbursement Request, (iv) no Event of Default shall have occurred as of the date of the disbursement of proceeds of the Loan in accordance with such Disbursement Request, (v) each item for which payment is requested hereunder is an Allowable Innovation Cost, properly payable out of the proceeds of the Loan in accordance with the terms and conditions of the Loan Agreement and the other Loan Documents; (vi) none of the items for which payment is requested had formed the basis for any payment heretofore made from the proceeds of the Loan; and (vii) each item for which payment is requested is necessary in connection with the Project.

Section 3.7. Postponement of Disbursement Date. At the written request of the Company setting forth the reasons therefor and received at least 20 days prior to the final Disbursement Date, the Director may, but shall be under no obligation to, postpone the final Disbursement Date to a later date. No such postponement shall be deemed to have been granted unless stated in a writing signed by the Director specifying the length of the extension given. If for any reason the Loan shall not have been fully disbursed on or before the final Disbursement Date or such subsequent date as the Director shall have specified in writing pursuant to the preceding sentence, the Director shall not have any obligation to approve or permit any further disbursement of proceeds of the Loan. For purposes of this Section, time is of the essence.

Section 3.8. Payment of Costs; Indemnification.

(a)	The Company shall pay all costs incident to the Loan, including recording and title fees, title examination and insurance fees, escrow fees and all costs and expenses incurred by the Director.

(b)	The Company shall, at its sole cost and expense, defend, indemnify and hold the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, harmless from and against, and shall reimburse the Director and any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns for, any and all loss, cost, claim, liability, damage, judgment, penalty, injunctive relief, action or cause of action arising in connection with or as the result of:

(i)	any past, present or future existence, use, handling, storage, transportation, manufacture, Release, threat of Release, or disposal of any Hazardous Substance in, on or under the Project or the Project Site;

(ii)	the occurrence of any Environmental Activity in violation of any Environmental Requirement, or any failure of the Company or any operator of the Project or

Project Site to comply with all applicable Environmental Requirements relating to the Project or the Project Site or the Use of the Project or the Project Site;

(iii)	any investigation, inquiry, order, hearing, action or other proceeding by or before any Governmental Authority in connection with any Environmental Activity occurring or allegedly occurring on or about the Project or the Project Site;

(iv)	any failure of any representation and/or warranty set forth herein or in any other Loan Document to be correct in all respects;

(v)	any failure of the Company to perform any covenant set forth herein or in any other Loan Document;

(vi)	any claim, demand or cause of action, or any action or other proceedings, whether meritorious or not, brought or asserted against the Director and/or any officials, employees, agents and representatives of the Director and the State, its and their successors and assigns, which directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i) through (v) of this Section 3.8 (c) or any allegation of any such matters; or

(vii)	the execution and delivery of this Agreement or any other Loan Documents and the transactions contemplated thereby, and the preparation of documents relating to the disbursement of the Loan, including all aforementioned costs and expenses, regardless of whether or not the disbursement of the Loan shall actually occur; and

(viii)

the enforcement of this Agreement or the assertion by the Company of any defense to its obligations hereunder. This indemnity and hold harmless provision shall apply to all of clauses (i) through (viii) of this Section 3.8(c) whether such events, acts or omissions are foreseeable or unforeseeable, regardless of the source, the time of occurrence or the time of discovery, and whether any of such matters arise before or after foreclosure of the Security Documents or other taking of title to all or any portion of the Project Site and/or the Project by the Director, its successors and/or assigns (all of this preceding sentence hereinafter collectively referred to as a “Loss”). The foregoing indemnification against Loss includes, without limitation, indemnification against all costs in law or in equity of removal, response, investigation, or remediation of any kind, and disposal of such Hazardous Substances, all costs of determining whether the Project or the Project Site is in compliance with, and of causing the Project or the Project Site to be in compliance with, all applicable Environmental Requirements, all reasonable costs incurred to take precautions to protect against the Release of Hazardous Substances on, in, under or affecting the Project and the Project Site, all reasonable costs associated with any Corrective Work, all reasonable costs associated with claims for damages to persons, property, or natural resources, any reasonable loss to the Director from the diminution in the value of the Project or the Project Site, and the Director’s attorneys’ and consultants’ fees, court costs and expenses incurred in connection with any thereof.

(d) The provisions of this Section 3.8 shall survive the termination of this Agreement.

Section 3.9. Provisions Regarding Merger Agreement and License Agreement; Mandatory Prepayment of Loan. (a) The Company shall not amend, supplement or otherwise modify the Merger Agreement, the License Agreement or the Escrow Agreement without the prior written consent of the Director, which consent shall not unreasonably withheld or delayed.

(b) The Company shall furnish to the Director a copy of each notice it gives or receives with respect to the Merger Agreement, the License Agreement or the Escrow Agreement within two Business Days of such event.

(c) The Company shall (x) give written notice to the Director within one Business Day after the occurrence of any of the following events, and (y) make a mandatory prepayment of the State Loan and all other amounts payable under the Loan Documents, including the loan participation fee described in Section 3.1(c), within 10 days after the occurrence of any of the following events:

(i) the Company exercises its option under Section 5.3 of the License Agreement to convert the License from an exclusive license to a non-exclusive license;

(ii) (A) the Merger Agreement is terminated prior to consummation of the merger of Licensor and QuaTech, and (B) the License Agreement shall not have been approved by the requisite vote of the Licensor’s shareholders as set forth in the Merger Agreement; or

(iii) the License is converted from an exclusive license to a non-exclusive license for any other reason.

ARTICLE IV

Additional Covenants and Agreements

Section 4.1. Employment Statement; Job Creation; Initial Public Offering; Primary Operations. (a) The Company shall furnish to the Director upon request, but in any event not less frequently than concurrently with the annual financial statements to be furnished pursuant to Section 4.2(e)(ii) hereof, throughout the term of the Loan a statement certifying (a) the number of employees of the Company as of the date of the Application; (b) the then current number of employees of the Company; (c) the number of any and all employees of the Company laid off or terminated from the Project since the Closing Date; (d) the current number of women and minority employees of the Company; and (e) such other employment, economic and statistical data concerning the Company as may be reasonably requested by the Director.

(b) The Company has represented that the Loan will permit the Company to retain an estimated 35 and create an estimated 22 jobs and employment opportunities in the City during the three-year period after the Completion Date. If the Company fails, for reasons other than Market Conditions, to retain at least 90% of the 35, and create at least 90% of the 22, jobs and employment opportunities, the interest rate on the outstanding balance of the Loan shall, at the option of the Director, increase to the maximum rate allowed by law.

(c) The Loan and all other amounts payable by the Company under the Loan Documents shall be due and payable in full if the Company shall undertake and complete an initial public offering of its securities during the term of the Loan. The Director acknowledges that the Company has informed the Director that the Company has entered into an agreement pursuant to which the Company may become a subsidiary of public company, but the prepayment requirement set forth in the foregoing sentence would not be applicable to this proposed transaction if consummated.

(d) The Company will maintain its primary operations and chief executive office in the State during the term of the Loan, and if such operations and office are not so maintained, the Loan and all other amounts payable by the Company under the Loan Documents shall be due and payable in full.

Section 4.2. Affirmative Covenants of the Company. Throughout the term of this Agreement, the Company shall:

(a)	Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges, levies or claims imposed upon it, its income or any of its property, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon its property.

Notwithstanding the preceding paragraph, the Company may, at the Company’s expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid. However, if at any time the Director shall notify the Company that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien created by the Security Documents as to any part of the Project and/or any Collateral will be materially affected or the Project or any Collateral or any part thereof will be subject to imminent loss or forfeiture, the Company shall promptly pay such taxes, assessments, charges, levies or claims.

(b)

Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises; provided, however, the Director acknowledges that the Company has informed the Director that the Company has entered into an agreement pursuant to which the Company may become a subsidiary of public company by merger and the restrictions set forth in this subsection would not be applicable to this proposed transaction if consummated.

(c)	Maintain Property. Maintain and keep its property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of the Company, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, subject to the terms of the Security Documents, that nothing in this subsection (c) shall prevent the Company from selling or otherwise disposing of any property whenever, in the good faith judgment of the Company, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of the Company.

(d)	Maintain Insurance. Keep all of its insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by the Company; and maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it maybe engaged in business. All insurance for which provision has been made in this subsection (d) shall be maintained against such risks and in at least such amounts as set forth in the Security Documents, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that it may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.

(e)	Furnish Information. Furnish to the Director:

(i)	Quarterly Reports. Within 60 days after the end of each quarterly period of each fiscal year of the Company, a copy of its internally prepared financial statements, including the balance sheet of the Company as at the end of such quarterly period, together with related statements of income, retained earnings and cash flows for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures as at the end of or for the corresponding quarter of the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to usual year-end audit adjustments and except for the absence of footnotes.

(ii)

Annual Reports. Within 120 days after the end of each fiscal year of the Company, a copy of its audited financial statements, including the balance sheet of the Company as at the end of such fiscal year, together with related statements of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and all examined by and accompanied by a opinion of its independent certified public accountants to the effect that such financial statements were prepared in accordance with the generally accepted accounting principles consistently applied, and present fairly the Company’s financial position at the close of such periods and the results of its operations for such periods.

(iii)	Certificate; No Default. With each of the financial reports required to be furnished under this Section, a certificate of the Company’s chief executive officer or chief financial officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, time elapse or otherwise, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, and that (b) no action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Agreement, the other Loan Documents or would materially and adversely affect its business, operations, properties, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

(iv)	Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company as the Director may reasonably request.

(f)	Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Company with respect thereto:

(i)	the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given, elapse of time or otherwise; or

(ii)

any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by the Loan Documents, or would materially and adversely affect its business, operations, properties, assets or condition; or

(iii)	the occurrence of a Reportable Event under, or the institution of steps by the Company to withdraw from, or the institution of any steps to terminate, any Plan as to which the Company may have liability; or

(iv)	any material communication affecting the Project or the License, and the Company will promptly respond fully to any inquiry of the Director made with respect thereto.

(g)	Inspection Rights. Permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, and visit the properties of, the Company and discuss the general business affairs of the Company with any of its officers.

(h)	Purchases. Use its best efforts to purchase goods and services from persons and business entities located in this State.

(i)	Environmental Matters.

(i)	Comply with all Environmental Requirements relating to the Project and the Project Site or to the Use of the Project and the Project Site.

(ii)	Notify the Director, within 15 days, if it commences to contest the assertion of any Governmental Authority or any third party of any obligation or liability affecting it or the Project, the Project Site or any part thereof regarding an Environmental Activity or an Environmental Requirement, and, if requested by the Director, shall give the Director monthly reports thereafter during the period of such contest. If the Company contests the assertion of any such obligation or liability, such contest shall be diligently prosecuted until a final judgment is obtained. If such contest is unsuccessful, the Company shall promptly commence Corrective Work. If the Company is not contesting the assertion of any such obligation or liability, the Company shall commence Corrective Work promptly after the Company obtains actual knowledge of any Hazardous Substances on, in or affecting the Project or the Project Site.

(iii)

Notify the Director prior to the commencement of any Corrective Work, and shall promptly submit to the Director, for the Director’s review, reasonably detailed plans for any such Corrective Work. If the Director, based upon the proper advice and judgment of the Director’s experts, reasonably rejects such plans, the Company shall promptly submit revised plans to the Director. The Director shall have no liability to the Company or any third party for accepting or rejecting such plans. After the commencement of Corrective Work, the Company shall, if requested by the Director, give the Director monthly reports during the performance of such Corrective Work.

Section 4.3. Negative Covenants of the Company. Throughout the term of this Agreement, the Company shall not:

(a)	Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of its assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into it; provided, however, that the Company may, without violating the agreement contained in this subsection (a), consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it, or sell, transfer or otherwise dispose of all, or substantially all, of its assets and thereafter dissolve if: (i) the prior written consent of the Director is obtained; (ii) the surviving, resulting or transferee entity, as the case may be, assumes in writing all of the obligations of the Company hereunder (if such surviving, resulting or transferee entity is other than the Company); and (iii) the surviving, resulting or transferee entity, as the case may be, is an entity duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of the Company immediately prior to such disposition, consolidation or merger, transfer or change of form; provided further, the Director acknowledges that the Company has informed the Director that the Company has entered into an agreement pursuant to which the Company may become a subsidiary of public company by merger and the restrictions set forth in this subsection would not be applicable to this proposed transaction if consummated.

(b)	ERISA. Voluntarily terminate any Plan maintained for employees of the Company, so as to result in any material liability of the Company to the PBGC, enter into any Prohibited Transaction involving any Plan which results in any material liability of the Company to the PBGC, cause any occurrence of any Reportable Event which results in any material liability of the Company to the PBGC, or allow or suffer to exist any other event or condition which results in any material liability of the Company to the PBGC.

(c)	Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

(d)	Assignment or Lease. In whole or in part, assign this Agreement or lease, license or grant the right to or use the Project to others without the prior written consent of the Director.

(e)	Encumbered Assets. Pledge, assign, hypothecate or in any manner encumber any of its assets excepting, however, the Loan Documents and the Permitted Encumbrances set forth in the Security Agreement.

(f)	Removal of Assets. Remove, transfer or transport any of the Company’s assets from the Project Site other than the operation of motor vehicles, the shipment of goods in the ordinary course of business or the transfer of certain computer equipment to the offices of an affiliate in California.

(g)	Environmental Matters. Produce, treat, store, generate, dispose of or Release any Hazardous Substance in violation of any Environmental Requirement.

(h)	Suspension of Operation. Suspend or discontinue operation of its business.

(i)	Leasebacks. Enter into any arrangements, directly or indirectly, with any person whereby the Company shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the Company’s business, in connection with the rental or lease or the property so sold or transferred or of other property which the Company intends to use for substantially the same purpose or purposes as the property so sold or transferred.

(j)	Change of Business. Enter into any business which is substantially different from that presently conducted by the Company without the written consent of the Director.

(k)	Zoning Changes. Initiate, approve or acquiesce to any change in or modification to the zoning in effect for the Project Site or any portion thereof without the prior written consent of the Director. The Company shall promptly notify the Director of any such proposed change or modification stating in reasonable detail the anticipated or proposed change and the manner in which such change would affect the Company’s use and enjoyment of the Project Site, or any part thereof. The Director shall have the right to participate in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Project Site, including, without limitation, zoning, environmental and other matters.

(l)	Modification of Senior and Subordinate Lender Loan Documents. Enter into any modification, amendment or alteration of the Senior Lender Loan Documents or the Subordinate Lender Loan Documents which changes the amount of the Senior Lender Loan or the Subordinate Lender Loan or which changes the payment schedule for the Senior Lender Loan or the Subordinate Lender Loan without the prior written consent of the Director.

(m)	Distributions. Without the prior written consent of the Director, make or pay any cash dividends or distributions to its shareholders in excess of $117,000 in any year, or redeem, repurchase or otherwise acquire any of its outstanding equity securities.

(n)

Shareholder Loans. Pay, or otherwise make a distribution as satisfaction for, interest on any loan made to the Company by an officer, director or holder of 5% or more of the Company’s equity securities (present or future) unless all amounts due as payments of principal and interest on this Loan have been paid. Payments of principal on loans made to the Company by an officer, director or holder of 5% or more of the Company’s equity securities (present or future) shall not be made unless the outstanding balance of such loans after any such payment of principal is greater than 25% of the outstanding balance of this Loan. The Company shall not make loans to any officer, director or holder of the Company’s equity securities (present or future).

ARTICLE V

Events of Default and Remedies; Termination

Section 5.1. Events of Default. Each of the following shall be an “Event of Default”:

(a)	the Company shall fail to pay when due any amount payable pursuant to this Agreement or under the Note; or

(b)	the Company shall fail to observe and perform any agreement, term or condition contained in this Agreement other than as required pursuant to subsection (a) above, and such failure continues for a period of 30 days after the Company has knowledge thereof; provided, however, that such 30 day cure period shall not apply to (i) any failure which in the good faith opinion of the Director is incapable of cure, (ii) any failure which has previously occurred, or (iii) any failure to maintain and keep in effect any insurance required by the Loan Documents; or

(c)	any representation or warranty made by the Company (or any of its officers) herein or in any other Loan Documents, Loan Approval Documents or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

(d)	the Company shall fail to pay any indebtedness of the Company, including the Senior Lender Loan and the Subordinate Lender Loan, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, by acceleration, on demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)

the Company commences a voluntary case concerning it under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but is not dismissed within 60 days after the commencement of the case; or the Company is not generally paying its debts as such debts become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company; or the Company commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; or there is commenced against the Company any such proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding or any order of relief or other order approving any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or any action is taken by the Company for the purpose of effecting any of the foregoing; or a receiver or trustee or any other officer or representative of the court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of the Company for a period in excess of 60 days; or

(f)	a judgment or order for the payment of money in excess of $10,000 shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)	the Company fails to meet its minimum funding requirements under Section 301 et seq. of ERISA, with respect to any of its Plans; or

(h)	any default (other than set forth above) under any other Loan Document shall have occurred and be continuing.

Section 5.2. Remedies on Default. Whenever an Event of Default shall have occurred and be continuing, any one or more of the following remedial steps may be taken:

(a)	if none of the proceeds of the Loan has been disbursed, the Director may terminate any and all of the Director’s obligations under this Agreement and the Commitment;

(b)	if Loan has not been fully disbursed, the Director may terminate any and all of the Director’s obligations under this Agreement and the Commitment to approve or permit any further disbursements of proceeds of the Loan;

(c)	the Director may declare all payments under the Note to be immediately due and payable, whereupon the same shall become immediately due and payable;

(d)	the Director may exercise any or all or any combination of the remedies specified in any Loan Document;

(e)	the Director may have access to, inspect, examine and make copies of the books and records, accounts and financial data of the Company; or

(f)	the Director may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Security Documents, the Note or any other Loan Documents, or to enforce the performance and observance of any other obligation or agreement of the Company under the Loan Documents.

Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Director by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, each other Loan Document, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to the Director in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly provided for herein or required by law.

Section 5.4. Agreement to Pay Expenses and Attorneys’ Fees. If an Event of Default shall occur and the Director shall incur expenses, including reasonable attorney’s fees, in connection with the enforcement of this Agreement or any other Loan Document, or the collection of sums due thereunder, the Company shall reimburse the Director for the expenses so incurred upon demand If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances (as defined in the Security Documents), shall constitute additional indebtedness secured by the Security Documents, and in any action brought to collect such indebtedness or to foreclose or enforce the Security Documents, the Director shall be entitled to seek the recovery of such expenses in such action.

Section 5.5. No Waiver. No failure by the Director to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of the Director’s right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

ARTICLE VI

Miscellaneous

Section 6.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of its delivery until (a) the termination of this Agreement pursuant to Section 5.2(a) hereof or (b) such time as the Loan shall have been fully repaid and all other sums payable by the Company under this Agreement, the Security Documents, the Note and the other Loan Documents shall have been paid.

Section 6.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. The Company or the Director may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 6.3. Extent of Covenants of the Director; No Personal Liability. All covenants, obligations and agreements of the Director contained in this Agreement and all other Loan Documents shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future Director in other than such Director’s official capacity acting pursuant to the Act.

Section 6.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Director, the Company and their respective successors and assigns; provided, however, the Company may not assign this Agreement or any of the Loan Documents without the prior written consent of the Director.

Section 6.5. Amendments and Supplements. This Agreement may not be amended or supplemented except by an instrument in writing executed by the Director and the Company.

Section 6.6. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Section 6.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 6.8. Captions; Entire Agreement. The captions and headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement and the exhibits and schedules attached hereto and the Loan Documents embody the entire agreement and understanding between the Director and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 6.9. Interpretation This Agreement shall be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall not be interpreted against any party but shall be interpreted according to the rules for the interpretation of arm’s length agreements.

Section 6.10. WAIVER OF JURY TRIAL. THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE NOTE, IN ANY LOAN DOCUMENT OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

Section 6.11. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

[Signatures on next page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date hereinbefore written.

DIRECTOR OF DEVELOPMENT OF THE STATE OF OHIO, ACTING ON BEHALF OF THE STATE OF OHIO

By:	/s/ John W. Barron
Name:	John W. Barron
Title:	Chief Legal Counsel

COMPANY:

QuaTech, Inc. an Ohio corporation

By:	/s/ Steven D. Runkel
Name:	Steven D. Runkel
Title:	CEO

EXHIBIT A

(to Loan Agreement between the Director of Development of the State of Ohio and QuaTech, Inc.,

dated as of January 27, 2006)

Form of Note

COGNOVIT PROMISSORY NOTE

$2,500,000.00	January 27, 2006

For value received, QuaTech, Inc., an Ohio corporation (the “Company”), promises to pay to the order of the Director of Development of the State of Ohio (the “Director”), at 77 South High Street, P.O. Box 1001, Columbus, Ohio 43216-1001, or at such other address as may be designated in writing by the Director, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), or such lesser amount as shall have disbursed pursuant to the Loan Agreement (hereinafter defined), with interest on the amount of principal from time to time outstanding from each Disbursement Date as specified under and defined in the Loan Agreement between the Director and the Company dated as of January 27, 2006 (the “Loan Agreement”), at the rate of eight percent (8.0%) per annum until paid, subject to adjustment as set forth in the Loan Agreement.

The principal of and interest on this Note shall be paid as follows:

(i) accrued interest under this Note shall be payable in consecutive monthly installments, which shall be due and payable on the first day of each month, commencing on March 1, 2006, and continuing thereafter through and including February 1, 2007; and

(ii) thereafter, principal of and interest on this Note shall be paid in 48 consecutive monthly installments in the amount of $12,206.46, which shall be due and payable on the first day of each month, commencing on March 1, 2007, and continuing thereafter until February 1, 2011, at which time the unpaid principal balance (anticipated to be $2,000,000), together with all accrued interest, shall be due and payable in full.

In addition to the payment of principal and interest, the Company promises to pay to the order of the Director:

(a) a service fee at the rate of 1% per annum of the principal balance outstanding from time to time under this Note during the entire term of this Note, which shall be due and payable monthly on the same date as interest and principal and interest payments are due hereunder; and

(b) upon maturity (whether at scheduled maturity, by acceleration or otherwise), a loan participation fee equal to 10% of the total amount of the loan evidenced by this Note which was actually funded; provided, however, if the loan is prepaid in full prior to the end of the term of this Note, the loan participation fee shall be paid to the Director at the time of such prepayment.

This Note does not of itself constitute a commitment by the Director to make any disbursement of the Loan (as defined in the Loan Agreement) to the Company. The conditions for making such a disbursement are set forth in the Loan Agreement. The disbursements made

Company shall not exceed the face amount of this Note and the total amount of such disbursement is limited by and subject to the conditions for making disbursement of the Loan as set forth in the Loan Agreement.

The annual rate of interest stated herein shall apply to a 360-day period, and amounts of interest due hereunder shall be computed upon the basis of 30-day months. Installments of principal, interest and monthly service fee shall be applied first to monthly service fee, then interest as provided herein and the balance to principal due hereunder.

The Company may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest and monthly service fee on the amount of the prepayment to the date thereof.

The payment of this Note and all interest and monthly service fees hereon is secured by a Security Agreement and a UCC Financing Statement (collectively, the “Security Documents”). The covenants, conditions and agreements contained in the Security Documents and the Loan Agreement are hereby made a part of this Note.

The Company, each endorser and any other party liable on this Note severally waives demand, presentment, notice of dishonor and protest.

If default be made in the payment of any installment of principal, interest and/or monthly service fee under this Note when any such payment shall have become due and payable, or if an “Event of Default,” as defined in the Loan Agreement or the Security Documents, shall have occurred and be subsisting, then, at the option of the Director, the entire principal sum payable hereunder and all interest and monthly service fees accrued thereon shall become due and payable at once, without demand or notice.

For the period during which a default shall exist in the payment of any amount due and payable hereunder (the “Amount Due”), whether by acceleration or otherwise, a late charge equal to five percent (5%) of the Amount Due shall be assessed for each month during which the default exists and paid by the Company to the Director.

THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT, THE SECURITY DOCUMENTS OR ANY RELATED INSTRUMENT OR

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AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

The Company hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Director, to appear for it in any action on this Note at any time after the same becomes due as herein provided, in any court of record situated in _____________ County, Ohio (which the Company acknowledges to be the place where this Note was signed), or in the county where the Company then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the Director or other holder of this Note against the Company for the amount that may then be due, with interest at the rate provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Company consents to the jurisdiction and venue of such court. The Company waives any conflict of interest that any attorney-at-law employed or retained by the Director may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

This Note was executed in _____________, Ohio, and shall be construed in accordance with the laws of Ohio.

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

QuaTech, Inc., an Ohio corporation,

By:
Name:
Title:

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EXHIBIT B

(to Loan Agreement between the Director of Development of the State of Ohio and QuaTech, Inc.,

dated as of January 27, 2006)

Form of Disbursement Request

Director of Development of the State of Ohio

$2,500,000 Chapter 166 Innovation Ohio Fund Loan to

QuaTech, Inc.

Disbursement Request No. _______

Requesting Disbursement of Loan Proceeds

(Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Loan Agreement defined below)

Pursuant to the Loan Agreement (“Loan Agreement”) between the Director of Development of the State of Ohio (the “Director”), and QuaTech, Inc., an Ohio corporation (the “Company”), dated as of January 27, 2006, the Company hereby requests the Director to disburse proceeds of the Loan on ___________ [date] to ______________ [the Company or other party] in the aggregate amount of $____________ to pay for Allowable Innovation Costs in connection with the Project, such amount being set forth in Item 6(a) below and determined as set forth below. Schedule A attached hereto sets forth in reasonable detail the Allowable Innovation Costs of the Project to be paid with the proceeds of the requested disbursement.

1. Total Allowable Innovation Costs of the Project:		$3,350,000

2. Sources for Payment of Allowable Innovation Costs:

(a) Loan:		$2,500,000

(b) Required Contribution:		$850,000

(c) Total Sources for Payment of
Allowable Innovation Costs (sum of 2(a) and (b))		$3,350,000

3. Sources of Total Allowable Innovation Costs Previously Paid:

(a) Loan:	$

(b) Required Contribution:	$

(c) Total Allowable Innovation Costs Previously Paid:	$
(sum of 3(a) and (b))

4. Allowable Innovation Costs Incurred Since Last Request:	$
(provide details on Schedule A)

5. Total Allowable Innovation Costs Incurred to Date:	$
(sum of Items 3(c) and 4)

6. Source of Payment for Unpaid Allowable Innovation Costs (Item 4):

(a) Loan (75%):	$

(b) Required Contribution (25%)	$

         (this requested disbursement of proceeds of the Loan cannot exceed 75% of the amount of Item 4, and the sum of this requested disbursement of proceeds of the Loan and the amount of previously disbursed proceeds of the Loan set forth in Item 3(a) cannot exceed 75% of the amount of Item 5)

7.	By its submission of this Disbursement Request, the undersigned hereby certifies to the Director that the Allowable Innovation Costs to be paid from the requested disbursement are capitalizable under generally accepted accounting principles and will be so capitalized.

Dated: ____________________, 2006	QuaTech, Inc., an Ohio corporation

By:
Name:
Title:

The Director (check one) ☐ approves this Disbursement Request / ☐ does not approve this Disbursement Request for the reasons set forth below.

DIRECTOR:

Director of Development of the State of Ohio, acting for and on behalf of the State of Ohio

By:
Name:
Title:

Reasons for not approving this Disbursement Request (if applicable):

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